Exhibit 99.1

News

For Release: Thursday, September 5, 2024, 8 a.m. ET

Al Kelly, Retired Visa Chairman and CEO, Joins GM’s Board of Directors

DETROIT – General Motors Co. (NYSE: GM) announced that Alfred F. Kelly, Jr., former Chairman and CEO of Visa Inc., has joined its board of directors.

Kelly, 66, served as Chief Executive Officer of Visa from 2016 to 2023 and was elected Chairman of the Board in 2019. He became Executive Chairman in 2023, retiring from the board in January 2024.

Kelly led Visa, a world leader in digital payments, through a period of unprecedented technological change, driving significant global growth and positioning the company for long-term leadership in financial and technology services.

“Al Kelly’s incredible financial, tech and consumer insights are a great complement to GM’s board as we unlock new growth opportunities in electric vehicles, autonomous technology and software and services,” said Mary Barra, GM Chair and CEO.

“This is an exciting time for GM as it leverages technology to innovate and deliver new experiences for its customers,” said Kelly. “I look forward to serving GM’s shareholders and working with my fellow directors to help the company achieve its vision.”

Prior to Visa, Kelly served in numerous leadership roles, including at American Express, where he was president when he left in 2010, and with the New York-New Jersey Super Bowl Host Committee where he was president and CEO. Kelly also serves as the board chair of the Mother Cabrini Health Foundation. He is a member of the Board of Trustees of Boston College, Iona University, New York Presbyterian Hospital, and St. Joseph’s Seminary and College. Kelly is also an advisory director at Berkshire Partners.

Including Kelly, GM’s Board now has 13 directors, with experience across manufacturing, information technology, digital commerce, defense, transportation, and cybersecurity, among other fields. Six of GM’s directors are women and 12 are independent.

General Motors (NYSE:GM) is a global company focused on advancing an all-electric future that is inclusive and accessible to all. At the heart of this strategy is the Ultium battery platform, which powers everything from mass-market to high-performance vehicles. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in safety services and connected vehicle technology, can be found at https://www.gm.com.

CONTACT:

David Caldwell

586.899.7861

David.caldwell@gm.com